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Exhibit 99
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Company Name Change

     Effective May 10, 2000 the Company changed its name to Premcor USA Inc. from Clark USA, Inc. In connection with this name change, the following affiliated companies have also changed their names:

  New Name                            Former Name
  --------                            -----------

Parent Company:
  Premcor Inc.                        Clark Refining Holdings Inc.

Subsidiaries:
  Premcor Investments Inc.            Clark Investments, Inc.
  Premcor P.A. Pipeline Company       Clark Port Arthur Pipe Line Company
  The Premcor Pipeline Co.            Clark Pipe Line Company
  The Premcor Refining Group Inc.     Clark Refining & Marketing, Inc.